Exhibit 23 (a-j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 2-76378, 2-93760, 33-23580, 33-1032, 33-65507, 333-27111, 333-83317, 333-40604, 333-125409 and 333-125400) on Forms S-8 of our reports dated February 27, 2006, relating to the financial statements and financial statement schedules of Torchmark Corporation and management’s report on the effectiveness on internal control over financial reporting, appearing in this Annual Report on Form 10-K of Torchmark Corporation for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Dallas, Texas

March 2, 2006